SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.5)*


                                  NUMEREX CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Class A Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    67053A102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2010
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 67053A102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON: PSource Structured Debt Limited

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Guernsey
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER:
SHARES
BENEFICIALLY            0 shares of Common Stock.*
OWNED BY          --------------------------------------------------------------
EACH              6     SHARED VOTING POWER:
REPORTING
PERSON                  0 shares of Common Stock.*
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER:

                        0 shares of Common Stock.*
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER:

                         0 shares of Common Stock.*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0 shares of Common Stock.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             ||
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------
*Based on 15,106,882 shares of the Class A common stock, no par value per share (the "Shares") of Numerex Corp., a Pennsylvania corporation (the "Company") outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. ("Valens OFF SPV I" or the "Investors") held 38,675 Shares. Valens OFF SPV I is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens OFF SPV I reported in this
Schedule 13G, as amended.

--------------------------------------------------------------------------------
CUSIP No. 67053A102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON: Laurus Capital Management, LLC

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4150669
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER:
SHARES
BENEFICIALLY            0 shares of Common Stock.*
OWNED BY          --------------------------------------------------------------
EACH              6     SHARED VOTING POWER:
REPORTING
PERSON                   0  shares of Common Stock.*
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER:

                        0 shares of Common Stock.*
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER:

                         0  shares of Common Stock.*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0  shares of Common Stock.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             ||
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------
*Based on 15,106,882 shares of the Class A common stock, no par value per share (the "Shares") of Numerex Corp., a Pennsylvania corporation (the "Company") outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. ("Valens OFF SPV I" or the "Investors") held 38,675 Shares. Valens OFF SPV I is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens OFF SPV I reported in this
Schedule 13G, as amended.

--------------------------------------------------------------------------------
CUSIP No. 67053A102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON: Valens Offshore SPV I, Ltd.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0539781
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER:
SHARES
BENEFICIALLY            0 shares of Common Stock.*
OWNED BY          --------------------------------------------------------------
EACH              6     SHARED VOTING POWER:
REPORTING
PERSON                   38,675  shares of Common Stock.*
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER:

                        0 shares of Common Stock.*
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER:

                         38,675  shares of Common Stock.*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       38,675  shares of Common Stock.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             ||
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------
*Based on 15,106,882 shares of the Class A common stock, no par value per share (the "Shares") of Numerex Corp., a Pennsylvania corporation (the "Company") outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. ("Valens OFF SPV I" or the "Investors") held 38,675 Shares. Valens OFF SPV I is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens OFF SPV I reported in this
Schedule 13G, as amended.

--------------------------------------------------------------------------------
CUSIP No. 67053A102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON: Valens U.S. SPV I, LLC

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-8903266
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER:
SHARES
BENEFICIALLY            0 shares of Common Stock.*
OWNED BY          --------------------------------------------------------------
EACH              6     SHARED VOTING POWER:
REPORTING
PERSON                   0  shares of Common Stock.*
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER:

                        0 shares of Common Stock.*
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER:

                         0  shares of Common Stock.*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0  shares of Common Stock.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             ||
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------
*Based on 15,106,882 shares of the Class A common stock, no par value per share (the "Shares") of Numerex Corp., a Pennsylvania corporation (the "Company") outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. ("Valens OFF SPV I" or the "Investors") held 38,675 Shares. Valens OFF SPV I is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens OFF SPV I reported in this
Schedule 13G, as amended.

--------------------------------------------------------------------------------
CUSIP No. 67053A102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON: Valens Capital Management, LLC

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-8903345
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER:
SHARES
BENEFICIALLY            0 shares of Common Stock.*
OWNED BY          --------------------------------------------------------------
EACH              6     SHARED VOTING POWER:
REPORTING
PERSON                   38,675  shares of Common Stock.*
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER:

                        0 shares of Common Stock.*
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER:

                         38,675  shares of Common Stock.*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       38,675 shares of Common Stock.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             ||
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------
*Based on 15,106,882 shares of the Class A common stock, no par value per share (the "Shares") of Numerex Corp., a Pennsylvania corporation (the "Company") outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. ("Valens OFF SPV I" or the "Investors") held 38,675 Shares. Valens OFF SPV I is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens OFF SPV I reported in this
Schedule 13G, as amended.

--------------------------------------------------------------------------------
CUSIP No. 67053A102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON:

      David Grin
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States and Israel
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER:
SHARES
BENEFICIALLY            0 shares of Common Stock.*
OWNED BY          --------------------------------------------------------------
EACH              6     SHARED VOTING POWER:
REPORTING
PERSON                   38,675  shares of Common Stock.*
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER:

                        0 shares of Common Stock.*
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER:

                         38,675  shares of Common Stock.*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       38,675  shares of Common Stock.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             ||
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
*Based on 15,106,882 shares of the Class A common stock, no par value per share (the "Shares") of Numerex Corp., a Pennsylvania corporation (the "Company") outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. ("Valens OFF SPV I" or the "Investors") held 38,675 Shares. Valens OFF SPV I is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens OFF SPV I reported in this
Schedule 13G, as amended.

--------------------------------------------------------------------------------
CUSIP No. 67053A102
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON:

      Eugene Grin
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
NUMBER OF         5     SOLE VOTING POWER:
SHARES
BENEFICIALLY            0 shares of Common Stock.*
OWNED BY          --------------------------------------------------------------
EACH              6     SHARED VOTING POWER:
REPORTING
PERSON                   38,675  shares of Common Stock.*
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER:

                        0 shares of Common Stock.*
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER:

                         38,675  shares of Common Stock.*
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       38,675  shares of Common Stock.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             ||
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
*Based on 15,106,882 shares of the Class A common stock, no par value per share (the "Shares") of Numerex Corp., a Pennsylvania corporation (the "Company") outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. ("Valens OFF SPV I" or the "Investors") held 38,675 Shares. Valens OFF SPV I is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens OFF SPV I reported in this
Schedule 13G, as amended.

Item 1(a).  Name of Issuer: NUMEREX CORP.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            1600 Parkwood Circle SE, Suite 500 Atlanta, Georgia  30039

Item 2(a).  Name of Person Filing: Laurus Capital Management, LLC

            This Schedule 13G, as amended, is also filed on behalf of PSource Structured Debt Limited, a closed ended company incorporated with limited liability in Guernsey, Valens U.S. SPV I, LLC, a Delaware limited liability company, Valens Offshore SPV I, Ltd., a Cayman Islands limited company, Valens Capital Management, LLC, a Delaware limited liability company, Eugene Grin and David Grin. Laurus Capital Management, LLC manages PSource Structured Debt Limited, subject to certain preapproval rights of the board of directors of PSource Structured Debt Limited. Valens Capital Management, LLC manages Valens U.S. SPV I, LLC and Valens Offshore SPV I, Ltd. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by PSource Structured Debt Limited, Valens U.S. SPV I, LLC, and Valens Offshore SPV I, Ltd. Information related to each of PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.

Item 2(b).  Address of Principal Business Office or if none, Residence:
            875 Third Avenue, 3rd Floor,
            New York, NY 10022

Item 2(c).  Citizenship: Delaware

Item 2(d).  Title of Class of Securities: Class A Common Stock

Item 2(e).  CUSIP Number: 67053A102

Item 3.     Not Applicable

Item 4.     Ownership:

            (a) Amount Beneficially Owned: 38,675 shares of Common Stock*

            (b) Percent of Class: 0.26%*

            (c)   Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 shares of Common Stock*

                  (ii) shared power to vote or to direct the vote: 38,675 shares of Common Stock*

                  (iii)  sole power to dispose or to direct the disposition of:
                         0 shares of Common Stock*

                  (iv) shared power to dispose or to direct the disposition of: 38,675 shares of Common Stock*

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not applicable

Item 7.     Identification and Classification of Subsidiary Which Acquired the
            Securities: Not applicable

Item 8. Identification and Classification of Members of the Group: Not applicable

Item 9.     Notice of Dissolution of Group: Not applicable

Item 10.    Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------
*Based on 15,106,882 shares of the Class A common stock, no par value per share (the "Shares") of Numerex Corp., a Pennsylvania corporation (the "Company") outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. ("Valens OFF SPV I" or the "Investors") held 38,675 Shares. Valens OFF SPV I is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens OFF SPV I reported in this
Schedule 13G, as amended.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 11, 2011
                                          ---------------------------------
                                          Date


                                          LAURUS CAPITAL MANAGEMENT, LLC

                                          /s/ Eugene Grin
                                          ---------------------------------
                                          Eugene Grin
                                          Authorized Signatory

APPENDIX A


A. Name:                     PSource Structured Debt Limited
                             a closed ended company incorporated with limited liability in Guernsey

   Business Address:         c/o Laurus Capital Management, LLC
                             875 Third Avenue, 3rd Floor
                             New York, New York 10022

   Place of Organization:    Guernsey


B. Name:                     Valens U.S. SPV I, LLC,
                             a Delaware limited liability company

   Business Address:         c/o Valens Capital Management, LLC
                             875 Third Avenue, 3rd Floor
                             New York, New York 10022

   Place of Organization:    Delaware


C. Name:                     Valens Offshore SPV I, Ltd.,
                             a Cayman Islands limited company

   Business Address:         c/o Valens Capital Management, LLC
                             875 Third Avenue, 3rd Floor
                             New York, New York 10022

   Place of Organization:    Cayman Islands


D. Name:                     Valens Capital Management, LLC,
                             a Delaware limited liability company

   Business Address:         875 Third Avenue, 3rd Floor
                             New York, New York 10022

   Place of Organization:    Delaware


E. Name:                     Eugene Grin
   Business Address:         c/o Laurus Capital Management, LLC
                             875 Third Avenue, 3rd Floor
                             New York, New York 10022

   Principal Occupation:     Principal of Laurus Capital Management, LLC
                             Principal of Valens Capital Management, LLC

   Citizenship:              United States


F. Name:                     David Grin
   Business Address:         c/o Laurus Capital Management, LLC
                             875 Third Avenue, 3rd Floor
                             New York, New York 10022

   Principal Occupation:     Principal of Laurus Capital Management, LLC
                             Principal of Valens Capital Management, LLC

   Citizenship:              United States and Israel

Each of PSource Structured Debt Limited, Valens Capital Management, LLC, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Eugene Grin and David Grin hereby agrees, by their execution below, that the Schedule 13G, as amended, to which this Appendix A is attached is filed on behalf of each of them, respectively.

PSource Structured Debt Limited
By:  Laurus Capital Management, LLC, its
investment manager

/s/ Eugene Grin
---------------------------------
Eugene Grin
Authorized Signatory
February 11, 2011


Valens Capital Management, LLC

Valens U.S. SPV I, LLC

Valens Offshore SPV I, Ltd.

By: Valens Capital Management, LLC
Individually and as investment manager


/s/ Eugene Grin
---------------------------------
Eugene Grin
Authorized Signatory
February 11, 2011



/s/ David Grin
---------------------------------
David Grin, on his individual behalf
February 11, 2011


/s/ Eugene Grin
---------------------------------
Eugene Grin, on his individual behalf
February 11, 2011